Exhibit 10.25

2015

Real Estate Services

Incentive Compensation Plan

I.	Background

WCI Communities, Inc. (the “Company” or “WCI”) has established an incentive compensation plan for the Real Estate Services (“RES”) business line as set forth below (the “RES - ICP” or “Plan”) to incentivize certain key managers and participants to focus on critical business plan objectives for the period commencing January 1, 2015 through December 31, 2015. The Plan is a sub-plan established under the WCI Communities, Inc. Senior Executive Incentive Bonus Plan approved by the Board of Directors of the Company on June 14, 2013 and approved by the stockholders of the Company on July 9, 2013 (the “Senior Executive Bonus Plan”), to the extent that it applies to “covered employees” (as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

II.	RES - ICP Structure

The RES - ICP is split into two (2) components: a) Operating (“Operating Component”) (67%) and b) Growth (“Growth Component”) (33%). In the Operating Component of the Plan, payment of incentive bonuses under the RES - ICP is independently conditioned upon the achievement of the “EBITDA Financial Objective”. In the Growth Component of the Plan, payment of incentive bonuses under the RES - ICP is conditioned upon the achievement of the “Net GCI Recruited Financial Objective”. The EBITDA Financial Objective and the Net GCI Recruited Financial Objective are described herein, collectively, as the “Financial Objectives”. A bonus pool created for each component calculated as a percentage of EBITDA achieved; 8% for the Operating component and 4% for the Growth component. If actual performance with respect to a Financial Objective is below Threshold as set forth on Appendix A, there will be no RES - ICP bonus payout with respect to such Financial Objective. There is no cap with respect to these Financial Objectives.

The Financial Objectives in this Incentive Plan will carry the following weighting as it relates to payment under the RES - ICP:

• EBITDA Financial Objective	67%
• Net GCI Recruited Financial Objective	33%
Total:	100%

For purposes of this plan, the EBITDA calculation is determined as Operating Margin before Depreciation, WCI Communities, Inc. Allocations and Eliminations. Impairments taken in the calendar year 2015 shall be included in the EBITDA Financial Objective calculation, but such calculation may be neutralized for impairments at the sole discretion of the President & CEO of WCI Communities, Inc. based upon facts and circumstances as is deemed appropriate. Exclusion of any other extraordinary items will be at the discretion of the President & CEO of WCI Communities, Inc.

For purposes of this plan, the Net GCI Recruited calculation is determined based on 1) the gross commission income of any agents hired during the year generated by such agents during the previous 12 months prior to hire date or during the prior calendar year, less 2) gross commission income of any agents terminated during the year generated by such agents during the previous 12 months prior to termination date.

III.	Participation

The initial participants of the Plan will be key managers and employees of the Real Estate Services division selected by the RES President & CEO and approved by the WCI Communities, Inc. President & CEO, but the number of participants in the RES - ICP may vary as a result of new hires, terminations, or otherwise as provided in the next paragraph below (the “RES - ICP Participants”). Except with respect to replacement and new RES - ICP Participants determined by the RES President & CEO as described below, the Target RES - ICP bonus for each RES - ICP Participant shall be determined by the RES President & CEO and approved by the WCI Communities, Inc. President & CEO. The combined threshold, target and maximum RES - ICP bonuses for all of the RES - ICP Participants will not exceed 12 % of EBITDA stated on an annualized basis. The list of the initial RES - ICP Participants and Target RES - ICP bonuses has been approved by the WCI Communities, Inc. President & CEO.

Provided that the combined threshold, target and maximum RES - ICP bonuses for all of the RES - ICP Participants do not exceed the amounts set forth in the preceding sentence, the RES President & CEO will have the discretion and authority, to: (i) adjust or reallocate individual target bonus amounts at any time up to a maximum of $10,000 per individual but only one time for each RES - ICP Participant before finalizing the bonus payments, and (ii) replace or add RES - ICP Participants in the normal course of business (i.e., resulting from a termination (with or without Cause (as such term is defined in the sole discretion of WCI Communities, Inc. President & CEO)), voluntary termination, new hire, promotion, or transfer, etc.).

IV.	RES - ICP Vesting and Payment

As outlined below, RES division management will provide the WCI Communities, Inc. President & CEO with a calculation supported by relevant backup information for each Financial Objective, as well as a certification signed by the RES President & CEO and CFO as to the division’s achievement under each Financial Objective (the “RES - ICP Documentation”). The presented RES - ICP Documentation shall include any items of an unusual or nonrecurring nature which may affect the calculation of each Financial Objective.

Management shall prepare and present to the WCI Communities, Inc. President & CEO the RES - ICP Documentation required for payment of the Financial Objectives, no later than February 28, 2016. Any bonuses with respect to these Financial Objectives will be reviewed and approved by the WCI Communities, Inc. President & CEO and payment made during calendar year 2016 no later than March 15, 2016. Without limiting the Company’s rights under Section 5 of the Senior Executive Bonus Plan, the Company retains the right to recover any monies paid to RES

- ICP Participants under these Financial Objectives to the extent that the subsequent audited financial statements demonstrate such monies as not earned under the Plan.

The WCI Communities, Inc. President & CEO shall make final determinations with respect to all bonus payments under the components of this Plan.

In the event that prior to December 31, 2015 an RES - ICP Participant dies, then the RES - ICP bonus shall vest for such RES - ICP Participant and shall be prorated based upon such RES - ICP Participant’s number of completed full calendar months of active employment by the Company during calendar year 2015 through the date of his or her death and shall be paid at the same time that RES - ICP bonuses are otherwise paid to RES - ICP Participants under the RES - ICP.

In the event that prior to December 31, 2015 the Company terminates the employment of an RES - ICP Participant following such RES - ICP Participant’s permanent disability (as defined below), then the RES - ICP bonus shall vest for such RES - ICP Participant and shall be prorated based upon such RES - ICP Participant’s number of completed full calendar months of active employment by the Company during calendar year 2015 through the date of such termination and shall be paid at the same time that RES - ICP bonuses are otherwise paid to RES - ICP Participants under the RES - ICP. For purposes of the RES - ICP, the determination of “permanent disability” shall be made by the WCI Communities, Inc. President & CEO.

In the event that on or prior to December 31, 2015 the employment of an RES - ICP Participant is terminated by the Company with or without Cause, or an RES - ICP Participant voluntarily terminates his or her employment, and neither of the two immediately preceding paragraphs applies, bonus eligibility under the RES - ICP for said RES - ICP Participant shall be forfeited.

For clarification purposes, in the event an RES - ICP bonus award for an RES - ICP Participant vests on December 31, 2015, and subsequent to that date (but prior to the pay-out date for such bonus award), such RES - ICP Participant’s employment with the Company terminates for any reason other than (a) for Cause or (b) voluntary resignation, then in such event the RES - ICP Participant shall be entitled to receive such bonus, and shall be paid such bonus at the same time that bonuses are otherwise paid under the RES - ICP in accordance with the Plan, and if such termination is by the Company for Cause or due to voluntary resignation, such bonus award will be forfeited.

If, at any time on or before December 31, 2015, a “change in control event” (as defined below) occurs with respect to the Company AND as a result of such change in control event (a) the employment of an RES - ICP Participant is terminated by the Company without Cause, OR (b) an RES - ICP Participant is “demoted” (as defined below) and such RES - ICP Participant thereafter terminates his or her employment with the Company (a “CIC Termination Event”), then such RES - ICP Participant’s RES - ICP bonus shall immediately vest as of the date of such CIC Termination Event, and shall be paid within 30 days after the date of such CIC Termination Event at the greater of the: (i) the full 12 month Target bonus per Appendix A for each Financial Objective, or (ii) the full 12 month bonus that would be payable based upon the actual results through the date of the CIC Termination Event. For purposes of the RES - ICP, an RES - ICP Participant shall be deemed to have been “demoted” if prior to December 31, 2015 (a) the RES - ICP Participant’s base salary is reduced (excluding any such reduction that affects all WCI employees generally), or (b) there has been a material change in the RES - ICP Participant’s title, duties or responsibilities. For purposes of this RES - ICP, a “change in control event” shall have the same meaning as used in Treasury Regulation Section 1.409A-3(i) (5), except that the reference to a change in effective control of a company which occurs when a person or group acquires (during a 12 month period) “30%” or more of the total voting power of a company’s stock, shall be changed to “50%” or more of the total voting power of the Company’s stock. A termination of employment shall not be deemed to have occurred for purposes of this paragraph unless such termination is a “separation of service” within the meaning of Section 409A of the Code.

Notwithstanding anything to the contrary in the RES - ICP, if an RES - ICP Participant is party to an effective employment agreement with the Company, and there is a conflict between the terms of the RES - ICP and such employment agreement, the terms and provisions of such employment agreement shall control.

V.	RES - ICP Ratification & Approval; Administration

The WCI Communities, Inc. President & CEO will have the responsibility for administering, operating and interpreting the Plan in accordance with its terms and conditions. The WCI Communities, Inc. President & CEO will have all powers necessary or appropriate to administer and operate the Plan. The WCI Communities, Inc. President & CEO will have full discretionary authority in all matters related to the discharge of his responsibilities, and the exercise of his authorities and powers, under the Plan. All interpretations, constructions, determinations, decisions and actions of the WCI Communities, Inc. President & CEO in relation to the Plan will be final, binding and conclusive on all RES - ICP Participants and all other persons. The WCI Communities, Inc. President & CEO may delegate all or any part of his responsibilities and powers under this Article V to any person or persons selected by him.

Notwithstanding anything to the contrary herein, to the extent the Plan applies to “covered employees” (as defined in Section 162(m) of the Code), the Plan shall, with respect to such “covered employees” (as defined in Section 162(m) of the Code), be solely administered by the Compensation Committee of the Board of Directors of the Company and all references to the WCI Communities, Inc. President & CEO in his capacity as the administrator of the Plan shall be deemed to refer to the Committee.

VI.	Miscellaneous

A. The adoption and maintenance of the Plan shall not be deemed to be a contract of employment or service between the Company or any of its affiliates and any RES - ICP Participant. Nothing in the Plan and no amount payable under the Plan will give any RES - ICP Participant a right to continue to be an employee of the Company or any of its affiliates or in any other way affect the right of the Company or any of its affiliates to terminate the employment of any RES - ICP Participant at any time, for any reason or no reason, with or without cause or notice. No RES - ICP Participant or other person shall have any rights or claims in relation to the Plan except in accordance with the provisions of the Plan.

B. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. The Plan is “unfunded” and all payments provided for under the Plan shall be paid in cash from the general funds of the Company. No RES - ICP Participant shall have any interest in any specific asset of the Company as a result of the Plan. Nothing contained in the Plan and no action taken pursuant to the provisions of the Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship among the Company, the WCI Communities, Inc. President & CEO, the RES President & CEO and any RES - ICP Participant or any other person.

C. Any liability of the Company to any employee of the Company in relation to the Plan shall be based solely upon contractual obligations created by the Plan. None of the Company, the WCI Communities, Inc. President & CEO, the RES President & CEO or any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken or not taken in connection with the Plan, except as may expressly be provided by statute. None of the Company, the WCI Communities, Inc. President & CEO or any such other person shall be liable to any RES - ICP Participant or any other person as to any tax consequence expected, but not realized, by any such RES - ICP Participant or other person in relation to participation in the Plan.

D. No amount payable at any time under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, or encumbrance of any kind.

E. Any payment or other distribution under the Plan may be reduced by any amount (including employment taxes) required to be withheld by the Company or any of its affiliates with respect thereto under any applicable law, rule, regulation, order or other requirement of any governmental authority, and the Company and its affiliates may cause to be made, as a condition precedent to any payment under the Plan, appropriate arrangements with any RES - ICP Participant for the satisfaction of any such taxes. In addition, the Company and its affiliates shall have full authority to withhold any taxes (including employment taxes) applicable to amounts payable hereunder from other compensation owing to any such RES - ICP Participant other than pursuant to the Plan, to the extent permitted by applicable law.

F. The Plan and all rights hereunder shall be governed by and construed and interpreted according to the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

G. The WCI Communities, Inc. President & CEO, at any time and with or without prior notice, may amend, suspend or terminate the Plan, and each such amendment, suspension or termination shall be binding upon the Company, all RES - ICP Participants and all other persons, provided, however, that no amendment, suspension or termination of the Plan shall materially and adversely affect the rights of any RES - ICP Participant without such RES - ICP Participant’s prior written consent, except such an amendment made to cause the Plan to comply with applicable law, tax rules or accounting rules.

H. The Company intends that bonus payments provided for in the Plan either be exempt from Section 409A of the Code or be provided in a manner that complies with the provisions of Section 409A of the Code and the Plan shall be interpreted and construed in a manner consistent with such intent. Notwithstanding any provision of the Plan to the contrary, in the event that following the date of adoption of the Plan the Company determines that any provision of the Plan could otherwise cause any person to be subject to the penalty taxes imposed under Section 409A of the Code, the Company may adopt such amendments to the Plan or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under Section 409A of the Code. Notwithstanding anything herein to the contrary, in no event shall any liability for failure to comply with the requirements of Section 409A of the Code be transferred from an RES - ICP Participant or any other person to the Company or any of its affiliates, employees or agents pursuant to the terms of the Plan or otherwise.

I. This Plan shall be administered consistent with the provisions of the Senior Executive Bonus Plan and in the event of any conflict between the terms of this Plan and the terms of the Senior Executive Bonus Plan, the terms of the Senior Executive Bonus Plan shall control. For the avoidance of doubt, the bonus awards paid under this Plan constitute bonuses payable pursuant to the last sentence of Section 4(b) of the Senior Executive Bonus Plan. Nothing in this Plan shall be deemed to constitute a “material modification” (within the meaning of Treasury Regulation Section 1.162-27(h)(1)(iii)) of the Senior Executive Bonus Plan and this Plan shall be interpreted accordingly.

J. For purposes of this Plan, “Cause” (i) shall have meaning given to such term in any employment agreement with the Company to which the Participant is a party (a “Cause Agreement”); or (ii) in the absence of an applicable Cause Agreement, shall mean that the Participant: (1) has committed any felony or any other act involving fraud, theft, misappropriation, dishonesty, or embezzlement; (2) has committed intentional acts that materially impair the goodwill or business of the Company or cause material damage to its property, goodwill, or business; (3) has refused to, or willfully failed to, perform his or her material duties, which refusal or failure continues for a period of fourteen (14) days following notice thereof by the Company to the Participant; or (4) has violated any written Company policies or procedures, which violation is not cured, to the extent susceptible to cure, within fourteen (14) days after the Company has given written notice to the Participant describing such violation. For purposes of clause (ii) above, any voluntary termination by the Participant in anticipation of a termination by the Company for Cause shall be deemed a termination by the Company for Cause.

Appendix A

2015 ICP Payout Grid

WCI Communities

Real Estate Services

The 2015 RES-ICP Plan is split 67/33 in two components; Operating and Growth

2015 EBITDA Plan*	$6,428,702

Description	Plan	Threshold %	Weight	EBITDA %	Target	Threshold	Max
Operating
1) EBITDA	$6,428,702	80%	67%	8%	$514,296	$411,437	No Cap
Growth
2) Net GCI Recruited	$2,838,294	100%	33%	4%	257,148	$257,148	No Cap

Total			100%	12%	$771,444	$668,585	No Cap

* EBITDA Plan excluding budgeted ICP Bonus plus benefits.